Exhibit 2.4

AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

RED IRON ACCEPTANCE, LLC

THIS AMENDMENT NO. 1 (this “Amendment”) to the Limited Liability Company Agreement (the “Agreement”) of Red Iron Acceptance, LLC, a Delaware limited liability company (the “Company”), is made as of May 31, 2011, by and between Red Iron Holding Corporation, a Delaware corporation (“Toro Sub”), and TCFIF Joint Venture I, LLC, a Minnesota limited liability company (“TCFIF Sub”). Toro Sub and TCFIF Sub are individually referred to herein as a “Member” and, collectively, as the “Members.” Defined terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Members entered into the Agreement on August 12, 2009; and

WHEREAS, Section 6.01(e) of the Agreement provides as follows:

“(e) The Members shall adopt credit and operational policies described in Exhibit A attached hereto, which policies may be modified from time to time by mutual agreement of the Members; provided, however, that such credit and operational policies shall not be inconsistent with the credit and operational policies of TCFIF. TCFIF Sub shall be responsible for advising the Members of TCFIF’s credit and operational policies.”

WHEREAS, the Members have determined that it is in the best interests of the Company to delegate authority to the Management Committee to modify credit and operational policies from time to time.

ACCORDINGLY, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Members agree as follows:

1.                                      Section 6.01(e) of the Agreement shall be deleted in its entirety and replaced with the following:

“6.01(e). [Reserved.]

2.                                      Section 6.02 of the Agreement shall be amended with the addition of the new section (h) as follows:

“(h) The credit and operational policies of the Company are described in Exhibit A attached hereto (the “Policies”). The Policies may be modified from time to time by a Majority of the Managers; provided, however, that the Policies shall not be inconsistent with the credit and operational policies of TCFIF and the Policies, as modified, shall be attached hereto as Exhibit A and clearly marked with the date on which the Policies were modified. TCFIF Sub shall be responsible for advising the Management Committee of TCFIF’s credit and operational policies.”

3.                                      The Schedule of Definitions to the Agreement shall be amended with the addition of the following:

Term	Section No.
Policies	6.02(h)

IN WITNESS WHEREOF, the Members have duly executed this Amendment as of the day and year first above written.

RED IRON HOLDING CORPORATION

/s/ Stephen R. Wolfe
Name: Stephen R. Wolfe
Title: CFO

TCFIF JOINT VENTURE I, LLC

/s/ Rosario A. Perrelli
Name: Rosario A. Perrelli
Title: President and CEO